The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

File Number 333-132566

Subject to Completion

Preliminary Prospectus Supplement dated April 16, 2007

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 20, 2006)

$250,000,000

    % Senior Subordinated Convertible Notes due 2017

The Offering:

The notes will bear interest at the rate of     % per year on the principal amount of the notes, payable in cash semiannually in arrears on April      and October      of each year, beginning on October     , 2007. The notes will mature on April     , 2017. The notes will be our unsecured senior subordinated obligations and will rank junior in right of payment to our existing and future senior debt, equal in right of payment with our existing and future senior subordinated debt, and senior in right of payment to our existing and future subordinated debt. In addition, the notes will effectively rank junior in right of payment to all of our existing and future secured debt, to the extent of the value of the assets securing such debt, and to the debt and all other liabilities of our subsidiaries.

Convertibility of the Notes:

Holders may convert, at any time prior to maturity, any outstanding notes into shares of our common stock. The notes are convertible at a conversion rate of              shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $         per share, subject to adjustment. If a holder elects to convert notes in connection with a fundamental change, such holder may also be entitled to receive a make-whole premium upon conversion in certain circumstances. Our common stock is quoted on the Nasdaq Global Market and traded on the SWX Swiss Exchange under the symbol “BMRN.” On April 13, 2007, the last sale price for our common stock as reported on the Nasdaq Global Market was $17.70 per share.

Purchase of the Notes at the Option of the Holder:

Upon a fundamental change of our company, each holder may require us to purchase all or a portion of such holder’s notes at a price equal to the principal and accrued and unpaid interest, if any.

Investing in our notes involves risks, including those described in the “ Risk Factors” section beginning on page S-10 of this prospectus supplement.

	Per Note	Total
Public offering price	%	$

Underwriting discount	%	$

Proceeds, before expenses, to us	%	$

We have granted the underwriter an option to purchase up to an additional $37,500,000 principal amount of notes to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book entry form only through the facilities of the Depository Trust Company on or about April     , 2007.

Merrill Lynch & Co.

The date of this prospectus supplement is April     , 2007.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of the prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

General information about us can be found on our website at “http://www.BMRN.com”. The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into either this prospectus supplement or the accompanying prospectus and should not be considered part of this or any other report filed with the Securities and Exchange Commission.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (SEC), utilizing a “shelf” registration process. This prospectus supplement provides you with the specific details regarding this offering, including the principal amount, conversion ratio and ranking of our notes, and the risks of investing in our notes. The accompanying prospectus provides you with more general information, some of which does not apply to the offering of our notes. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read and consider the information in both this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

This prospectus supplement and the accompanying prospectus have not been approved by the Financial Services Authority. The notes may not be offered or sold to any person in the United Kingdom except where the offer is exempt from the general prohibition against the offer of securities to the public under section 85 of the Financial Services and Markets Act 2000 (FMSA) by virtue of one or more of the criteria set out in section 86 of FMSA.

This prospectus supplement and the accompanying prospectus is directed only at (i) persons outside the United Kingdom, (ii) persons who have professional experience in matters relating to investments and who are investment professionals within the meaning of Article 19(5) of FMSA (Financial Promotion) Order 2005 of the United Kingdom (the Financial Promotion Order), (iii) persons who fall within Article 49(2)(a) through (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, or (iv) any other persons to whom this prospectus supplement and the accompanying prospectus for the purposes of Section 21 of FSMA can otherwise lawfully be made (all such persons together being referred to as Relevant Persons), and must not be acted on or relied upon by persons other than Relevant Persons.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, prospectus or any document incorporated by reference in this prospectus or any prospectus supplement regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding filing for a New Drug Application for Kuvan;

•	our expectations with respect to other regulatory submissions and our clinical trials; and

•	our estimates regarding our capital requirements and our need for additional financing.

The words “anticipates,” “believes,” “estimates,” “next,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have identified some of the important factors that could cause future events to materially differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all the information that you should consider before investing in our notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors,” the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors described under the “Risk Factors” section and elsewhere in this prospectus supplement. Unless the context otherwise requires, any reference to “BioMarin,” “we,” “our” and “us” in this prospectus supplement refers to BioMarin Pharmaceutical Inc. and its subsidiaries.

BioMarin Pharmaceutical Inc.

Overview

We develop and commercialize innovative biopharmaceuticals for serious diseases and medical conditions. We select product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market. Our product portfolio is comprised of two approved products and multiple investigational product candidates. Approved products include Naglazyme® (galsulfase) and Aldurazyme® (laronidase). Additionally, we have rights to receive payments and royalties related to Orapred® (prednisolone sodium phosphate) and Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets) subsequent to the sublicense of North American rights in March 2006.

We are developing several investigational product candidates for the treatment of genetic diseases including: Kuvan™ (sapropterin dihydrochloride), formerly referred to as Phenoptin, a proprietary oral form of tetrahydrobiopterin (6R-BH4 or BH4), for the treatment of Phenylketonuria (PKU); and Phenylase™ (phenylalanine ammonia lyase), an enzyme substitution therapy for the treatment of phenylketonurics who are not 6R-BH4 responsive. Effective in February 2007, we changed the trade name of Phenoptin to Kuvan™. In the future, we will refer to the product by this new name. We are also developing BH4 for the treatment of multiple cardiovascular indications.

We are evaluating preclinical development of several other enzyme product candidates for genetic and other diseases as well as an immune tolerance platform technology to overcome limitations associated with the delivery of existing pharmaceuticals.

A summary of our various commercial products and development programs, including key metrics as of the date of this prospectus supplement, is provided below:

Program	Indication	Orphan Drug Designation	Stage	Next Key Milestone	2006 Total Product Revenue (in millions)		2006 Research & Development Expense (in millions)
Naglazyme	MPS VI	Yes	Approved	N/A	$46.5			$9.7
Aldurazyme	MPS I	Yes	Approved	N/A	$96.3	(1)	$	N/A
Kuvan	PKU	Yes	Clinical	File NDA in Q2 2007	$18.7			$27.4
6R-BH4	Cardiovascular Indications	Not yet determined	Clinical	Phase II results in 2008	N/A			$8.9
Phenylase	PKU	Not yet determined	Preclinical	File IND in 2008	N/A			$4.5

(1)	We have developed Aldurazyme through a 50/50 joint venture with Genzyme called BioMarin/Genzyme LLC, and recognize our 50% share of the net income of BioMarin/Genzyme LLC as Equity in the Income of BioMarin/Genzyme LLC in our consolidated statements of operations.

Commercial Products

Naglazyme

Naglazyme is a recombinant form of N-acetylgalactosamine 4-sulfatase (arylsulfatase B) indicated for patients with mucopolysaccharidosis VI (MPS VI). MPS VI is a debilitating life-threatening genetic disease for which no other drug treatment currently exists and is caused by the deficiency of N-acetylgalactosamine 4-sulfatase (arylsulfatase B), an enzyme normally required for the breakdown of certain complex carbohydrates known as glycosaminoglycans (GAGs). Patients with MPS VI typically become progressively worse and experience multiple severe and debilitating symptoms resulting from the build-up of carbohydrate residues in all tissues in the body. These symptoms include: inhibited growth, spinal cord compression, enlarged liver and spleen, joint deformities and reduced range of motion, skeletal deformities, impaired cardiovascular function, upper airway obstruction, reduced pulmonary function, frequent ear and lung infections, impaired hearing and vision, sleep apnea, malaise and reduced endurance.

Naglazyme was granted marketing approval in the U.S. in May 2005 and in the E.U. in January 2006. Naglazyme has been granted orphan drug status in the U.S. and the E.U., which confers seven years of market exclusivity in the U.S. and 10 years of market exclusivity in the E.U. for the treatment of MPS VI, expiring in 2012 and 2016, respectively. However, different drugs can be approved for the same condition if they are determined to have a better safety and efficacy profile than Naglazyme. We market Naglazyme in the U.S. and E.U. using our own sales force and commercial organization. We have launched the product in the major markets of the E.U. and are continuing launch efforts on a country-by-country basis in the other E.U. countries. Additionally, we are receiving some revenue from named patient sales of Naglazyme in other countries. We initiated commercial operations in Brazil during 2006 and are currently evaluating the option of using local partners in other countries as an alternative to direct marketing of Naglazyme. Naglazyme net product sales for 2006 totaled $46.5 million, as compared to $6.1 million for 2005.

Aldurazyme

Aldurazyme has been approved for marketing in the U.S., E.U., Japan and other countries for patients with mucopolysaccharidosis I (MPS I), for which no other drug treatment currently exists. MPS I is a progressive and debilitating life threatening genetic disease that is caused by the deficiency of alpha-L-iduronidase, a lysosomal enzyme normally required for the breakdown of GAGs. Patients with MPS I typically become progressively worse and experience multiple severe and debilitating symptoms resulting from the build-up of carbohydrate residues in all tissues in the body. These symptoms include: inhibited growth, delayed and regressed mental development (in the severe form), enlarged liver and spleen, joint deformities and reduced range of motion, impaired cardiovascular function, upper airway obstruction, reduced pulmonary function, frequent ear and lung infections, impaired hearing and vision, sleep apnea, malaise and reduced endurance.

Aldurazyme has been granted orphan drug status in the U.S. and the E.U., which gives Aldurazyme seven years of market exclusivity in the U.S. and 10 years of market exclusivity in the E.U. for the treatment of MPS I, expiring in 2010 and 2013, respectively. However, different drugs can be approved for the same condition if they are determined to have a better safety and efficacy profile than Aldurazyme. We have developed Aldurazyme through a 50/50 joint venture with Genzyme Corporation. We are responsible for product development, manufacturing and U.S. regulatory submissions. Genzyme is responsible for sales, marketing, distribution, obtaining reimbursement for Aldurazyme worldwide and international regulatory submissions. Aldurazyme net revenue recorded by our joint venture for 2006 totaled $96.3 million, compared to $76.4 million for 2005.

Products in Development

Kuvan

In May 2005, we entered into an agreement with Merck Serono, for the further development and commercialization of Kuvan and Phenylase for PKU and 6R-BH4, the active ingredient in Kuvan, for other diseases such as cardiovascular indications, including those associated with endothelial dysfunction. Through the agreement, Merck Serono acquired exclusive rights to market these products in all territories outside the U.S. and Japan, and we retained exclusive rights to market these products in the U.S. We and Merck Serono will generally share equally all development costs following successful completion of Phase 2 clinical trials for each product candidate in each indication. We and Merck Serono are individually responsible for the costs of commercializing the products within our respective territories. Merck Serono will also pay us royalties on its net sales of these products and milestone payments for the successful completion of certain development and approval milestones.

PKU is an inherited metabolic disease that we estimate affects at least 50,000 diagnosed patients under the age of 40 in the developed world. We believe that 30% to 50% of those with PKU could benefit from treatment with Kuvan, if approved. PKU is caused by a deficiency of activity of an enzyme, phenylalanine hydroxylase (PAH), which is required for the metabolism of Phe. Phe is an essential amino acid found in all protein-containing foods. Without sufficient quantity or activity of PAH, Phe accumulates to abnormally high levels in the blood resulting in a variety of serious neurological complications, including severe mental retardation and brain damage, mental illness, seizures and other cognitive problems. Kuvan, our lead product candidate for the treatment of PKU, is a proprietary synthetic oral form of 6R-BH4, a naturally occurring enzyme co-factor for PAH. If approved, Kuvan could become the first drug for the treatment of PKU.

Currently there are no approved drug therapies for the treatment of PKU. In the U.S. and most developed countries, PKU is diagnosed at birth through a blood test. To manage the disease and maintain non-toxic blood Phe levels, people with PKU must adhere to a highly-restrictive diet comprised of foods that are low in Phe and supplemented with medical foods, which are unpalatable. Compliance with this diet is difficult for patients and usually only occurs through middle childhood, a critical period to ensure normal brain development. Recent data demonstrates that adolescent and adult PKU patients who no longer follow restricted diets suffer from a number of psychological and neurological symptoms. In October 2000, a Consensus Panel convened by the National Institutes of Health recommended that all people with PKU should adhere to this special diet throughout their lives. Kuvan is intended to provide PKU patients with a more convenient and effective way to manage their disease and potentially enable them to eat a more normal diet.

In December 2004, we announced that we initiated our Phase 2 clinical trial of Kuvan for PKU. Patients enrolled in the Phase 2 clinical trial who met certain criteria were eligible to enroll in the Phase 3 clinical trial, which began in April 2005. On March 15, 2006, we announced positive results from the Phase 3 clinical trial, which was a six-week, multi-center international, double-blind placebo-controlled study. On December 18, 2006, we announced positive results from the Phase 3 extension study, and on January 16, 2007, we announced positive results from the Phase 3 diet study. We have received orphan drug designation for Kuvan for the treatment of PKU in both the U.S. and E.U. If Kuvan is the first approved drug for PKU, it will have seven years of market exclusivity in the U.S. and 10 years of market exclusivity in the E.U. In January 2006, the FDA designated Kuvan as a fast track product for the treatment of PKU. We continue to expect to file the New Drug Application (NDA) for Kuvan with the FDA in the second quarter of 2007.

BH4 For Other Indications

We are also developing BH4 for the treatment of other indications, including indications associated with endothelial dysfunction. Endothelial dysfunction has been associated with many cardiovascular diseases, such as hypertension and peripheral arterial disease. Endothelial dysfunction is a condition characterized by the inability of the endothelium (the single cell layer lining of the blood vessels) to respond to physiological changes correctly. In preclinical and investigator-sponsored studies, administration of BH4 has improved vascular endothelial function in animal models and in patients with diabetes and other cardiovascular diseases. BH4 is a naturally occurring enzyme cofactor required for the production of nitric oxide, a molecule that is key to the regulation of dilation and constriction of blood vessels. Data from preclinical and clinical trials suggest that treatment with BH4 is generally safe and well tolerated.

We initiated our Phase 2 clinical trial of 6R-BH4 for poorly controlled hypertension in July 2006, which is an 8-week, multicenter, double-blind, placebo-controlled study. On February 20, 2007, we announced results from the Phase 2 clinical study of 6RBH4 in poorly controlled hypertension. Results demonstrated that there was no statistically significant or clinically meaningful effect of 6R-BH4 on any efficacy or safety parameter measured, relative to placebo.

In January 2007, we announced the initiation of a Phase 2 clinical trial of 6R-BH4 for peripheral arterial disease, which is a 24 week, multi-center, double-blind, placebo-controlled study. We expect results from the Phase 2 clinical trial in the second half of 2008, depending on trial enrollment rates. We plan to initiate several additional preclinical and clinical studies of BH4 for indications related to endothelial dysfunction in 2007.

Phenylase

Phenylase is an investigational enzyme substitution therapy currently in preclinical development. It is being developed as a subcutaneous injection and is intended for those who suffer from classic PKU and for those who do not respond to Kuvan. In preclinical models, Phenylase produced a rapid, dose-dependent reduction in blood Phe levels. We plan to conduct additional preclinical studies of Phenylase in 2007.

Recent Developments

Remaining $51.4 Million Principal Amount of Our 3.50% Convertible Notes Due 2008 Converted to Common Stock

On December 22, 2006, we gave notice that we were calling for redemption of the remainder of the outstanding 3.50% Convertible Senior Subordinated Notes due June 15, 2008. Prior to the January 26, 2007 call date, all of the remaining noteholders elected to convert the notes into our common stock, pursuant to the terms of the notes. As a result, we issued approximately 3.7 million shares of common stock.

Initiation of Phase 2 Clinical Trial of BH4 in Peripheral Arterial Disease

On January 4, 2007, we announced that the first patient has initiated treatment in the Phase 2 clinical study of 6R-BH4 for the treatment of symptomatic peripheral arterial disease. We expect to announce data from this study in the second half of 2008.

Positive Results From Phase 3 Diet Study of Kuvan for PKU

On January 16, 2007, we announced positive results from the Phase 3 diet study of Kuvan for PKU in 4 to 12 year-old patients. Results showed that all pre-specified safety and efficacy end-points were met. Kuvan treatment caused a significant increase in phenylalanine (Phe) tolerance as well as a reduction in blood phenylalanine levels. In the primary end-point, Kuvan enabled a mean increase of 20.9 mg/kg/day of Phe supplementation for those patients on Kuvan, representing a doubling of their baseline intake.

Proposed Amendment to Certificate of Incorporation to Increase Authorized Common Stock to 250 Million Shares.

On April 13, 2007, our board of directors approved an amendment to our certificate of incorporation to increase our authorized shares of common stock from 150,000,000 to 250,000,000. We intend to submit this amendment to our stockholders for approval at our next annual meeting currently scheduled for June 7, 2007. There can be no assurance that our stockholders will approve this increase.

Company Information

Our principal executive offices are located at 105 Digital Drive, Novato, California 94949 and our telephone number is (415) 506-6700. “Kuvan” and “Phenylase” are our trademarks. “BioMarin” and “Naglazyme” are our registered trademarks. “Aldurazyme” is a registered trademark of BioMarin/Genzyme LLC. “Orapred” is a registered trademark and “Orapred ODT” is a trademark of Medicis Pediatrics, Inc., and is used under license. All other service marks and all brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

THE OFFERING

The following is a brief summary of the terms of this offering. For a complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	BioMarin Pharmaceutical Inc.

Notes to be offered	$250,000,000 aggregate principal amount, or $287,500,000 if the underwriter exercises its option to purchase additional notes in full, of senior subordinated convertible notes due 2017.

Maturity date	April , 2017.

Interest and payment dates	% per year on the outstanding principal amount, payable semiannually in arrears in cash on April and October of each year, beginning October , 2007.

Conversion rights

The notes are convertible, at the option of the holder, at any time on or prior to the close of business on the second business day immediately preceding the stated maturity date, into shares of our common stock at a conversion rate of              shares per $1,000 principal amount of notes per share, which is equal to a conversion price of approximately $             per share. The conversion rate is subject to adjustment.

Make-whole premium upon a fundamental change

If a fundamental change (as described in this prospectus supplement) occurs, other than a fundamental change described under clause (3) of the definition of a change in control described below under “Description of the Notes—Repurchase at Option of Holders Upon a Fundamental Change,” we will pay a make-whole premium on notes converted in connection with a fundamental change by increasing the conversion rate on such notes.

The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various common stock prices and fundamental change effective dates is set forth under “Description of the Notes—Make-Whole Premium Upon a Fundamental Change.”

Repurchase of notes by us at the option of the holders upon a fundamental change

If we undergo a fundamental change, except in certain circumstances, each holder will have the option to require us to repurchase all or any portion of such holder’s notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.

Ranking	The notes will be unsecured and rank subordinated to our existing and future senior debt, equally with our existing and future senior subordinated debt, including without limitation, the $172.5 million aggregate principal amount of our 2.50% senior subordinated convertible notes due 2013, and senior to our existing and future subordinated debt. As of March 31, 2007, we had $85.4 million in senior debt outstanding. Because the notes will be subordinated to our existing and future senior debt, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior debt, holders of the notes will not receive any payment until holders of the senior debt have been paid in full. The indenture under which the notes will be issued will not prevent us or our subsidiaries from incurring additional senior debt or other obligations.

Use of Proceeds

We intend to apply the net proceeds of this offering to fund future business development transactions and for general corporate purposes, including working capital. These business development transactions may include acquisitions or licenses of complementary businesses, technologies or products. While we evaluate acquisition, licensing, investment and similar opportunities and engage in related discussions from time to time, we currently have no material agreements or commitments with respect to any such acquisition, license or investment. We reserve the right, at the sole discretion of our board of directors, to reallocate our use of proceeds in response to these and other factors. Until we use the net proceeds of this offering, we intend to invest the funds in investment grade, interest-bearing securities.

Form and denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Nasdaq symbol for common stock	Our common stock is quoted on the Nasdaq Global Market and traded on the SWX Swiss Exchange under the symbol “BMRN.”

Material U.S. federal income tax considerations.

The notes and the shares of our common stock issuable upon conversion of the notes will be subject to special and complex U.S. federal income tax rules. Holders are encouraged to consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes.

Risk Factors

See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our notes.

R ISK FACTORS

An investment in our notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors, together with all of the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the value of our notes to decline, and you may lose all or part of your investment.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations at planned levels and be forced to reduce or discontinue operations.

Since we began operations in March 1997, we have been engaged primarily in research and development and have operated at a net loss for the entire time. Based on our current business plans, we expect to continue to operate at an annual net loss at least until 2008. Our future profitability depends on our marketing and selling of Naglazyme, the successful commercialization of Aldurazyme by our joint venture partner, Genzyme, the amount of royalties we receive from our license of Orapred, the receipt of regulatory approval of our product candidates, our ability to successfully manufacture and market any approved drugs, either by ourselves or jointly with others, and our spending on our development programs. The extent of our future losses and the timing of profitability are highly uncertain. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or discontinue operations.

If we fail to obtain the capital necessary to fund our operations, our financial results and financial condition will be adversely affected and we will have to delay or terminate some or all of our product development programs.

We may require additional financing to fund our future operations, including the commercialization of our approved drugs and drug product candidates currently under development, preclinical studies and clinical trials, and potential licenses and acquisitions. We may need to raise additional funds from equity or debt securities, loans, or collaborative agreements if we are unable to satisfy our liquidity requirements. We may be unable to raise additional financing if needed due to a variety of factors, including our financial condition, the status of our product programs, and the general condition of the financial markets. If we fail to raise additional financing if we need such funds, we may have to delay or terminate some or all of our product development programs or research and development activities and our financial condition and operating results will be adversely affected.

We expect to continue to spend substantial amounts of capital for our operations for the foreseeable future. The amount of capital we will need depends on many factors, including:

•	our ability to successfully market and sell Naglazyme;

•	our joint venture partner’s ability to successfully commercialize Aldurazyme;

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	the amount of royalties we receive from our license of Orapred;

•	the time and cost necessary to obtain regulatory approvals and the costs of post-marketing studies which may be required by regulatory authorities;

•	the time and cost necessary to develop commercial manufacturing processes, including quality systems, and to build or acquire manufacturing capabilities;

•	the time and cost necessary to respond to technological and market developments;

•

any changes made or new developments in our existing collaborative, licensing and other commercial relationships or any new collaborative, licensing and other commercial relationships that we may establish; and

•	whether our convertible debt is converted to common stock in the future.

Moreover, our fixed expenses such as rent, license payments, interest expense and other contractual commitments are substantial and may increase in the future. These fixed expenses may increase because we may enter into:

•	additional licenses and collaborative agreements;

•	additional contracts for product manufacturing; and

•	additional financing facilities.

To obtain regulatory approval to market our products, preclinical studies and costly and lengthy preclinical and clinical trials are required and the results of the studies and trials are highly uncertain.

As part of the regulatory approval process, we must conduct, at our own expense, preclinical studies in the laboratory on animals and clinical trials on humans for each product candidate. We expect the number of preclinical studies and clinical trials that the regulatory authorities will require will vary depending on the product candidate, the disease or condition the drug is being developed to address and regulations applicable to the particular drug. Generally, the number and size of clinical trials required for approval increases based on the expected patient population that may be treated with a drug. We may need to perform multiple preclinical studies using various doses and formulations before we can begin clinical trials, which could result in delays in our ability to market any of our product candidates. Furthermore, even if we obtain favorable results in preclinical studies on animals, the results in humans may be significantly different. After we have conducted preclinical studies in animals, we must demonstrate that our drug products are safe and efficacious for use in the targeted human patients in order to receive regulatory approval for commercial sale.

Adverse or inconclusive clinical results would stop us from filing for regulatory approval of our product candidates. Additional factors that can cause delay or termination of our clinical trials include:

•	slow or insufficient patient enrollment;

•	slow recruitment of, and completion of necessary institutional approvals at, clinical sites;

•	longer treatment time required to demonstrate efficacy;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested; and

•	regulatory requests for additional clinical trials.

Typically, if a drug product is intended to treat a chronic disease, as is the case with some of our product candidates, safety and efficacy data must be gathered over an extended period of time, which can range from six months to three years or more.

In light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of Congress, the Government Accounting Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of risk management programs that may, for instance, restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

The fast-track designation for our product candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our products will delay revenue from the sale of the products and will increase the capital necessary to fund these programs.

Our product candidates may not receive fast-track designation or a six-month review timeframe. Even with fast-track designation, it is not guaranteed that the total review process will be faster or that approval will be obtained, if at all, earlier than would be the case if the product had not received fast-track designation.

If we fail to obtain or maintain orphan drug exclusivity for some of our products, our competitors may sell products to treat the same conditions and our revenues will be reduced.

As part of our business strategy, we intend to develop some drugs that may be eligible for FDA and E.U. orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the U.S. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the E.U. with a 10-year period of market exclusivity.

Because the extent and scope of patent protection for some of our drug products is limited, orphan drug designation is especially important for our products that are eligible for orphan drug designation. For eligible drugs, we plan to rely on the exclusivity period under the Orphan Drug Act to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products that do not have broad patent protection, our competitors may then sell the same drug to treat the same condition and our revenues will be reduced.

Even though we have obtained orphan drug designation for certain of our products and product candidates and even if we obtain orphan drug designation for our future product candidates, due to the uncertainties associated with developing pharmaceutical products, we may not be the first to obtain marketing approval for any orphan indication. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

If we fail to maintain regulatory approval to commercially market and sell our drugs, or if approval is delayed, we will be unable to generate revenue from the sale of these products, our potential for generating positive cash flow will be diminished, and the capital necessary to fund our operations will be increased.

We must obtain regulatory approval before marketing or selling our drug products in the U.S. and in foreign jurisdictions. In the U.S., we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. Naglazyme and Aldurazyme have received regulatory approval to be commercially marketed and sold in the U.S., E.U. and other countries. If we fail to obtain regulatory approval for our other product candidates, we will be unable to market and sell those drug products. Because of the risks and uncertainties in pharmaceutical development, our product candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval.

From time to time during the regulatory approval process for our products and our product candidates, we engage in discussions with the FDA and foreign regulatory authorities regarding the regulatory requirements for our development programs. To the extent appropriate, we accommodate the requests of the regulatory authorities and, to date, we have generally been able to reach reasonable accommodations and resolutions regarding the underlying issues. However, we are often unable to determine the outcome of such deliberations until they are final. If we are unable to effectively and efficiently resolve and comply with the inquiries and requests of the FDA and foreign regulatory authorities, the approval of our product candidates may be delayed and their value may be reduced.

After any of our products receive regulatory approval, they remain subject to ongoing regulation, including, for example, changes to the product labeling, new or revised regulatory requirements for manufacturing practices and reporting adverse reactions and other information. If we do not comply with the applicable regulations, the range of possible sanctions includes issuance of adverse publicity, product recalls or seizures, fines, total or partial suspensions of production and/or distribution, suspension of marketing applications, enforcement actions, including injunctions and civil or criminal prosecution. The FDA and foreign regulatory agencies can withdraw a product’s approval under some circumstances, such as the failure to comply with existing or future regulatory requirements or unexpected safety issues. Further, the government authorities may condition approval of our product candidates on the completion of additional post-marketing clinical studies. These post-marketing studies may suggest that a product causes undesirable side effects or may present a risk to safety. If data we collect from post-marketing studies suggest that one of our approved products may present a risk to safety, the government authorities could withdraw our product approval, suspend production or place other marketing restrictions on our products. Given the number of recent high profile adverse safety events with certain drug products, the FDA may require, as a condition of approval, costly risk management programs which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising. Furthermore, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the agency’s efforts to assure the safety of marketed drugs has resulted in the proposal of new legislation addressing drug safety issues. If enacted, any new legislation could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. If regulatory sanctions are applied or if regulatory approval is delayed or withdrawn, our management’s credibility, the value of our company and our operating results will be adversely affected. Additionally, we will be unable to generate revenue from the sale of these products, our potential for generating positive cash flow will be diminished and the capital necessary to fund our operations will be increased.

If we fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Before we can begin commercial manufacture of our products, we, or our contract manufacturer, must obtain regulatory approval of our manufacturing facilities, processes and quality systems. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA, the State of California and foreign regulatory authorities, before and after product approval. Our manufacturing facilities have been inspected and licensed by the State of California for pharmaceutical manufacture and have been approved by the FDA, the EC and health agencies in other countries for the manufacture of Aldurazyme and by the FDA and EC for the manufacture of Naglazyme.

Due to the complexity of the processes used to manufacture our products and product candidates, we may be unable to continue to pass or initially pass federal or international regulatory inspections in a cost effective manner. For the same reason, any potential third-party manufacturer of Naglazyme, Aldurazyme or our product candidates may be unable to comply with GMP regulations in a cost effective manner.

If we, or our third-party manufacturers with whom we contract, are unable to comply with manufacturing regulations, we may be subject to fines, unanticipated compliance expenses, recall or seizure of our products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions would adversely affect our financial results and financial condition.

If we are unable to successfully develop manufacturing processes for our drug products to produce sufficient quantities and at acceptable costs, we may be unable to meet demand for our products and lose potential revenue, have reduced margins or be forced to terminate a program.

Due to the complexity of manufacturing our products we may not be able to manufacture drug products successfully with a commercially viable process or at a scale large enough to support their respective commercial markets or at acceptable margins.

Improvements in manufacturing processes typically are very difficult to achieve and are often very expensive and may require extended periods of time to develop. If we contract for manufacturing services with an unproven process, our contractor is subject to the same uncertainties, high standards and regulatory controls, and may therefore experience difficulty if further process development is necessary. Even a developed manufacturing process can encounter difficulties due to changing regulatory requirements, human error, mechanical breakdowns, and other events that cannot always be prevented or anticipated. Further, the availability of suitable contract manufacturing capacity at scheduled or optimum times is not certain.

Although we have entered into contractual relationships with third-party manufacturers to produce the active ingredient in Kuvan, 6R-BH4, if those manufacturers are unwilling or unable to fulfill their contractual obligations, we may be unable to meet demand for that product or sell that product at all, regulatory approval for Kuvan could be significantly delayed and we may lose potential revenue.

In addition, our manufacturing processes subject us to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of hazardous materials and wastes resulting from their use. We may incur significant costs in complying with these laws and regulations.

If our manufacturing processes have a higher than expected failure rate, we may be unable to meet demand for our products and lose potential revenue, have reduced margins, or be forced to terminate a program.

The processes we use to manufacture our product and product candidates are extremely complex. Many of the processes include biological systems, which add significant complexity, as compared to chemical synthesis. We expect that, from time to time, consistent with biotechnology industry expectations, certain production lots will fail to produce product that meets our quality control release acceptance criteria. To date, our historical failure rates for all of our product programs, including Naglazyme and Aldurazyme, have been within our expectations, which are based on industry norms.

In order to produce product within our time and cost parameters, we must continue to produce product within expected failure parameters. Because of the complexity of our manufacturing processes, it may be difficult or impossible for us to determine the cause of any particular lot failure and we must effectively and timely take corrective action in response to any failure.

If we are unable to effectively address manufacturing issues, we may be unable to meet demand for our products and lose potential revenue, have reduced margins, or be forced to terminate a program.

Our sole manufacturing facility for Naglazyme and Aldurazyme is located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facility and equipment, or that of our third-party manufacturers or single-source suppliers, which could materially impair our ability to manufacture Naglazyme and Aldurazyme or our third-party manufacturer’s ability to manufacture Kuvan, formerly referred to as Phenoptin.

Our Galli Drive facility is our only manufacturing facility for Naglazyme and Aldurazyme. It is located in the San Francisco Bay Area near known earthquake fault zones and is vulnerable to significant damage from earthquakes. We, and the third-party manufacturers with whom we contract and our single-source suppliers of raw materials, are also vulnerable to damage from other types of disasters, including fires, floods, power loss and similar events. If any disaster were to occur, or any terrorist or criminal activity caused significant damage to our facilities or the facilities of our third-party manufacturers and suppliers, our ability to manufacture Naglazyme and Aldurazyme, or to have Kuvan manufactured, could be seriously, or potentially completely impaired, and our Naglazyme and Aldurazyme commercialization efforts, revenue from the sale of Naglazyme and Aldurazyme and our development efforts with respect to Kuvan could be seriously impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

If we are unable to manufacture Kuvan in commercial scale quantities, we may be unable to meet demand for the product, lose potential revenue, experience delays in obtaining approval for the product or be forced to terminate the program.

Kuvan is produced from a small molecule drug substance and compressed into tablets for oral delivery. The production of small molecule drug products and tablets involves complex processes and manufacturing challenges that are very different from the biological, injectable products that we have developed in the past. As a company we have limited experience with these processes or addressing these challenges. Additionally, although we have produced a number of clinical lots, we have not yet produced Kuvan at commercial scale using the expected commercial configuration.

We may experience difficulty in transferring the clinical scale and configuration to a reliable commercial scale and configuration. If this were to occur, we may experience delays in obtaining approval for the product or, if we are unable to resolve such issues, could force us to terminate the program. Additionally, if we experience manufacturing or capacity problems after approval, we may be unable to meet the commercial demand for the product, which would cause us to lose potential revenue. If we are unable to resolve any such issues, we may be forced to terminate the program.

Supply interruptions may disrupt our inventory levels and the availability of our products and cause delays in obtaining regulatory approval for our product candidates, or cause a loss of our market share and reduce our revenues.

Numerous factors could cause interruptions in the supply of our finished products, including:

•	timing, scheduling and prioritization of production by our contract manufacturers or a breach of our agreements by our contract manufacturers;

•	labor interruptions;

•	changes in our sources for manufacturing;

•	the timing and delivery of shipments;

•	our failure to locate and obtain replacement manufacturers as needed on a timely basis; and

•	conditions affecting the cost and availability of raw materials.

Any interruption in the supply of finished products could hinder our ability to timely distribute finished products.

With respect to our product candidates, production of product is necessary to perform clinical trials and successful registration batches are necessary to file for approval to commercially market and sell product candidates. Delays in obtaining clinical material or registration batches could delay regulatory approval for our product candidates.

Because the target patient populations for some of our products are small, we must achieve significant market share and obtain high per-patient prices for our products to achieve profitability.

Naglazyme, Aldurazyme and Kuvan all target diseases with small patient populations. As a result, our per-patient prices must be relatively high in order to recover our development and manufacturing costs and achieve profitability. For Naglazyme, we believe that we will need to market worldwide to achieve significant market penetration of the product. Due to the expected costs of treatment for our products for genetic diseases, we may be unable to maintain or obtain sufficient market share at a price high enough to justify our product development efforts.

If we fail to obtain an adequate level of reimbursement for our drug products by third-party payers, the sales of our drugs would be adversely affected or there may be no commercially viable markets for our products.

The course of treatment for patients using Naglazyme and Aldurazyme is expensive. We expect patients to need treatment throughout their lifetimes. We expect that most families of patients will not be capable of paying for this treatment themselves. There will be no commercially viable market for Naglazyme or Aldurazyme without reimbursement from third-party payers. Additionally, even if there is a commercially viable market, if the level of reimbursement is below our expectations, our revenue and gross margins will be adversely affected.

Third-party payers, such as government or private health care insurers, carefully review and increasingly challenge the prices charged for drugs. Reimbursement rates from private companies vary depending on the third-party payer, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis.

Reimbursement in the E.U. must be negotiated on a country-by-country basis and in many countries the product cannot be commercially launched until reimbursement is approved. The negotiation process in some countries can exceed 12 months.

For our future products, we will not know what the reimbursement rates will be until we are ready to market the product and we actually negotiate the rates. If we are unable to obtain sufficiently high reimbursement rates for our products, they may not be commercially viable or our future revenues and gross margins may be adversely affected.

Actions by wholesalers relating to the purchase of Orapred could affect the timing of royalty revenues and end-user demand could affect the amount of royalty revenues.

Orapred is sold to major wholesalers and retail pharmacy chains. Consistent with pharmaceutical industry patterns, most Orapred sales are to three major drug wholesale concerns. Distribution allocation is determined by wholesale and drug chain customers. There can be no assurance that these customers will adequately manage their local and regional inventories to avoid spot outages.

It is difficult to control or influence greatly the purchasing patterns of wholesale and retail drug chain customers. These are highly sophisticated customers that purchase our products in a manner consistent with their industry practices and, presumably based upon their projected demand levels. The buying practices of the wholesalers include occasional speculative purchases of product in excess of the current market demand, at their discretion, in anticipation of future price increases. Purchases by any given customer, during any given period, may be above or below actual prescription volumes of Orapred during the same period, resulting in fluctuations in product inventory in the distribution channel. In addition, if wholesaler inventories substantially exceed retail demand, we could experience reduced royalty revenue from sales of Orapred by our sub-licensee in subsequent periods due to overstocking or low end-user demand.

The total amount of Orapred related royalties is highly dependent on our licensee’s ability to market the products and the end-user demand. If our licensee is unsuccessful and if end-user demand is lower than expected, our total amount of royalties from the Orapred product line could be lower than expected.

If we fail to compete successfully with respect to product sales, we may be unable to generate sufficient sales to recover our expenses related to the development of a product program or to justify continued marketing of a product and our revenue could be adversely affected.

Our competitors may develop, manufacture and market products that are more effective or less expensive than ours. They may also obtain regulatory approvals for their products faster than we can obtain them (including those products with orphan drug designation) or commercialize their products before we do. If we do not compete successfully, we may be unable to generate sufficient sales to recover our expenses related to the development of a product program or to justify continued marketing of a product.

In the future, government price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our current and future products, which would adversely affect our revenue and results of operations.

We expect that, in the future, reimbursement will be increasingly restricted both in the U.S. and internationally. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Governmental and private third-party payers have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments, have been made in the U.S. In some foreign markets, the government controls the pricing, which can affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may affect reimbursement for medical treatment by third-party payers, which may render our products not commercially viable or may adversely affect our future revenues and gross margins.

In the U.S., we expect branded pharmaceutical products to be subject to increasing pricing pressures. Implementation of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA), providing an out-patient prescription drug benefit under the Medicare program, became effective on January 1, 2006. While it is difficult to predict the final business impact of this legislation, there is additional risk associated with increased pricing pressures. While the MMA prohibits the Secretary of Health and Human Services (HHS) from directly negotiating prescription drug prices with manufacturers, we expect continued challenges to that prohibition over the next several years. Also, the MMA retains the authority of the HHS to prohibit the importation of prescription drugs, but we expect Congress to consider several measures that could remove that authority and allow for importation of products into the U.S. regardless of their safety or cost. If adopted, such legislation would likely have a negative effect on our U.S. sales.

As a result of the passage of the MMA, aged and disabled patients jointly eligible for Medicare and Medicaid will receive certain prescription drug benefits through Medicare, instead of Medicaid, as of January 1, 2006. This may relieve some state budget pressures but is unlikely to result in reduced pricing pressures. Additionally, in the U.S., we are required to provide rebates to state governments on their purchases of certain of our products under state Medicaid programs. Many states have begun to implement supplemental rebates and restricted formularies in their Medicaid programs, and these programs are expected to continue in the post-MMA environment. Other cost containment measures have been adopted or proposed by federal, state, and local government entities that provide or pay for health care. In most international markets, we operate in an environment of government-mandated cost containment programs, which may include price controls, reference pricing, discounts and rebates, restrictions on physician prescription levels, restrictions on reimbursement, compulsory licenses, health economic assessments, and generic substitution. Several states are also attempting to extend discounted Medicaid prices to non-Medicaid patients. Additionally, notwithstanding the federal law prohibiting pharmaceutical importation, several states have implemented importation schemes for their citizens, usually involving a website that links patients to selected Canadian pharmacies. At least one state has such a program for its state employees. In the absence of federal action to curtail state activities, we expect other states to launch importation efforts. As a result, we expect pressures on pharmaceutical pricing to continue.

International operations are also generally subject to extensive price and market regulations, and there are many proposals for additional cost-containment measures, including proposals that would directly or indirectly impose additional price controls or reduce the value of our intellectual property portfolio.

We cannot predict the extent to which our business may be affected by these or other potential future legislative or regulatory developments. However, future price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our current and future products, which would adversely affect our revenue and results of operations.

If we are found in violation of federal or state “fraud and abuse” laws, we may be required to pay a penalty or be suspended from participation in federal or state health care programs, which may adversely affect our business, financial condition and results of operation.

We are subject to various federal and state health care “fraud and abuse” laws, including antikickback laws, false claims laws and laws related to ensuring compliance. The federal health care program antikickback statute makes it illegal for any person, including a pharmaceutical company, to knowingly and willfully offer, solicit, pay or receive any remuneration, directly or indirectly, in exchange for or to induce the referral of business, including the purchase, order or prescription of a particular drug, for which payment may be made under federal health care programs, such as Medicare and Medicaid. Under federal government regulations, certain arrangements (“safe harbors”) are deemed not to violate the federal antikickback statute. We seek to comply with these safe harbors. False claims laws prohibit anyone from knowingly and willfully presenting or causing to be presented for payment to third party payers (including government payers) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Other cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products has resulted in the submission of false claims to government health care programs. Under the Health Insurance Portability and Accountability Act of 1996, we also are prohibited from knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and/or exclusion or suspension from federal and state health care programs such as Medicare and Medicaid.

Many states have adopted laws similar to the federal antikickback statute, some of which apply to referral of patients for health care services reimbursed by any source, not just governmental payers. In addition, California passed a law that requires pharmaceutical companies to comply with both the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and the July 2002 PhRMA Code on Interactions with Healthcare Professionals.

Neither the government nor the courts have provided definitive guidance on the application of these laws to our business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. While we believe we have structured our business arrangements to comply with these laws, it is possible that the government could allege violations of, or convict us of violating, these laws. If we are found in violation of one of these laws, we are required to pay a penalty or are suspended or excluded from participation in federal or state health care programs, our business, financial condition and results of operation may be adversely affected.

We conduct a significant amount of our sales and operations outside of the United States, which subjects us to additional business risks that could adversely affect our revenue and results of operations.

A significant portion of the sales of Aldurazyme and Naglazyme are generated from countries other than the United States. Additionally, we have operations in several European countries and Brazil. We expect that we will continue to expand our foreign operations in the future. International operations inherently subject us to a number of risks and uncertainties, including:

•	changes in foreign regulatory requirements;

•	fluctuations in foreign currency exchange rates;

•	political and economic instability;

•	diminished protection of intellectual property in some countries outside of the United States;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing foreign operations;

•	differing labor regulations and business practices; and

•	potentially negative consequences from changes in tax laws.

Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations.

As we expand our existing international operations, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions. These or other similar risks could adversely affect our revenue and profitability.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively.

Where appropriate, we seek patent protection for certain aspects of our technology. Patent protection may not be available for some of the products we are developing. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

The patent positions of biopharmaceutical products are complex and uncertain. The scope and extent of patent protection for some of our products and product candidates are particularly uncertain because key information on some of our product candidates has existed in the public domain for many years. The composition and genetic sequences of animal and/or human versions of Naglazyme, Aldurazyme and many of our product candidates have been published and are believed to be in the public domain. The chemical structure of BH4 has also been published. Publication of this information may prevent us from obtaining composition-of-matter patents, which are generally believed to offer the strongest patent protection.

For enzymes or compounds with no prospect of broad composition-of-matter patents, other forms of patent protection or orphan drug status may provide us with a competitive advantage. As a result of these uncertainties, investors should not rely solely on patents as a means of protecting our products or product candidates, including Naglazyme, Aldurazyme, Orapred or BH4.

We own or license patents and patent applications related to Naglazyme, Aldurazyme, Orapred, and certain of our product candidates. However, these patents and patent applications do not ensure the protection of our intellectual property for a number of reasons, including the following:

•	We do not know whether our patent applications will result in issued patents. For example, we may not have developed a method for treating a disease before others developed similar methods.

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Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patent. Competitors may also contest our patents by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our issued patents are not valid for a number of reasons. If a court agrees, we would lose that patent. We have no meaningful experience with competitors interfering with our patents or patent applications.

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Enforcing patents is expensive and may absorb significant time of our management. Management would spend less time and resources on developing products, which could increase our operating expenses and delay product programs.

•	Receipt of a patent may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

In addition, competitors also seek patent protection for their technology. Due to the number of patents in our field of technology, we cannot be certain that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our product infringes on their patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their technology, we would face a number of issues, including the following:

•	Defending a lawsuit takes significant time and can be very expensive.

•	If the court decides that our product infringes on the competitor’s patent, we may have to pay substantial damages for past infringement.

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The court may prohibit us from selling or licensing the product unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents.

•	Redesigning our product so it does not infringe may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or products derived from these collaborations prior to entering into the relationship.

If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling products requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties.

The U.S. Patent and Trademark Office (USPTO) has issued three patents to a third-party that relate to alpha-L-iduronidase. If we are not able to successfully challenge these patents or related patents in Canada or Japan, if they issue in these countries, we may be prevented from producing Aldurazyme in countries with issued patents unless and until we obtain a license.

The USPTO has issued three patents to a third-party that include composition-of-matter, isolated genomic nucleotide sequences, vectors including the sequences, host cells containing the vectors, and method of use claims for human, recombinant alpha-L-iduronidase. Aldurazyme is based on human, recombinant alpha-L-iduronidase. A corresponding patent application was filed by a third party in the European Patent Office claiming composition-of-matter for human, recombinant alpha-L-iduronidase, and it was rejected over prior art and withdrawn and cannot be re-filed. However, a corresponding application is still pending in Japan, and this application is being prosecuted by the applicants. We do not know whether the Japanese application will issue or the scope of the claims that would issue. Claims to a related Canadian application have recently been found allowable. We believe that these patents, and the Canadian and Japanese patent applications, if issued, are invalid or not infringed on a number of grounds. In addition, under U.S. law, issued patents are entitled to a presumption of validity, and a challenge to the U.S. patents may be unsuccessful. Even if we are successful, challenging the U.S. patents may be expensive, require our management to devote significant time to this effort and may adversely impact commercialization of Aldurazyme in the U.S. (or in Canada and Japan, should patents issue in these countries).

The holder of the patents described above has granted an exclusive license for products relating to these patents to one of our competitors, Transkaryotic Therapies Inc. (TKT), which was acquired by Shire PLC in 2005. If we are sued and are unable to successfully challenge the patents, we may be forced to pay damages to the patent holder and we may be unable to produce Aldurazyme in the U.S. (or in Canada or Japan, should patents issue in these countries) unless we can reach an accommodation with the patent holder and licensee. Neither the current licensee nor the patent holder is required to grant us a license or other accommodation and even if a license or other accommodation is available, we may have to pay substantial license fees, which could adversely affect our business and operating results.

On October 8, 2003, Genzyme, our joint venture partner, and TKT announced their collaboration to develop and commercialize an unrelated drug product. In connection with the collaboration agreement, Genzyme and TKT signed a global legal settlement involving an exchange of non-suits between the companies. As part of this exchange, TKT has agreed not to initiate any patent litigation against Genzyme or our joint venture relating to Aldurazyme. The holder of the patents, who is not party to the TKT-Genzyme settlement discussed above may also have a right to enforce the patents.

If our joint venture with Genzyme were terminated, we could be barred from commercializing Aldurazyme or our ability to successfully commercialize Aldurazyme would be delayed or diminished.

Either Genzyme or we may terminate the joint venture for specified reasons, including if the other party is in material breach of the agreement, has experienced a change of control, or has declared bankruptcy and also is in breach of the agreement. Although we are not currently in breach of the joint venture agreement and we believe that Genzyme is not currently in breach of the joint venture agreement, there is a risk that either party could breach the agreement in the future. Either party may also terminate the agreement upon one year prior written notice for any reason.

If the joint venture is terminated for breach, the non-breaching party would be granted, exclusively, all of the rights to Aldurazyme and any related intellectual property and regulatory approvals and would be obligated to buy out the breaching party’s interest in the joint venture. If we are the breaching party, we would lose our rights to Aldurazyme and the related intellectual property and regulatory approvals. If the joint venture is terminated without cause, the non-terminating party would have the option, exercisable for one year, to buy out the terminating party’s interest in the joint venture and obtain all rights to Aldurazyme exclusively. In the event of termination of the buy out option without exercise by the non-terminating party as described above, all right and title to Aldurazyme is to be sold to the highest bidder, with the proceeds to be split equally between Genzyme and us.

If the joint venture is terminated by either party because the other declared bankruptcy and is also in breach of the agreement, the terminating party would be obligated to buy out the other and would obtain all rights to Aldurazyme exclusively. If the joint venture is terminated by a party because the other party experienced a change of control, the terminating party shall notify the other party, the offeree, of its intent to buy out the offeree’s interest in the joint venture for a stated amount set by the terminating party at its discretion. The offeree must then either accept this offer or agree to buy the terminating party’s interest in the joint venture on those same terms. The party who buys out the other would then have exclusive rights to Aldurazyme.

If we were obligated, or given the option, to buy out Genzyme’s interest in the joint venture, and gain exclusive rights to Aldurazyme, we may not have sufficient funds to do so and we may not be able to obtain the financing to do so. If we fail to buy out Genzyme’s interest we may be held in breach of the agreement and may lose any claim to the rights to Aldurazyme and the related intellectual property and regulatory approvals. We would then effectively be prohibited from developing and commercializing Aldurazyme.

Our strategic alliance with Merck Serono may be terminated at any time by Merck Serono, and if it is terminated, our expenses could increase and our operating performance could be adversely affected.

Merck Serono may terminate the agreement forming our strategic alliance with them at any time by giving 90 days prior written notice if such termination occurs prior to the commercialization of any of the products licensed under our agreement, or by giving 180 days prior written notice if such termination occurs after the commercialization of such a product. Either Merck Serono or we may terminate our strategic alliance under certain circumstances, including if the other party is in material breach of the agreement and does not remedy the breach within a specified period of time, or has suffered certain financial difficulties, including filing for bankruptcy or making an assignment for the benefit of creditors. Although we are not currently in breach of the agreement and we believe that Merck Serono is not currently in breach of the agreement, there is a risk that either party could breach the agreement in the future. Upon a termination of the agreement by Merck Serono by giving notice or by us for a material breach by Merck Serono, all rights licensed to us under the agreement become irrevocable and fully-paid except in those countries where restricted by applicable law or for all intellectual property that Merck Serono does not own.

Upon a termination of the agreement by Merck Serono for a material breach by us or based on our financial difficulty, or upon the expiration of the royalty term of the products licensed under the agreement, all rights licensed to Merck Serono under the agreement become irrevocable and fully-paid upon the payment of amounts due by Merck Serono to us which accrued prior to the expiration of the royalty term, except in those countries where restricted by applicable law or for all intellectual property that we do not own and for which we do not have a royalty-free license. Upon a termination of the agreement for a material breach by us or for our financial difficulty, all rights and licenses granted by Merck Serono to us under or pursuant to the agreement will automatically terminate. Under the terms of our agreement with Merck Serono, Merck Serono is responsible to pay for a portion of the development costs of products developed pursuant to such agreement. However, at any time upon 90 days notice, Merck Serono can opt out of this responsibility. If Merck Serono opts out, or if the agreement is terminated by either Merck Serono or us, and we continue the development of products related to that agreement, we would be responsible for 100% of future development costs, our expenses could increase and our operating performance could be adversely affected.

If our license agreement with Ascent Pediatrics is terminated or becomes non-exclusive, our royalty revenues from Orapred would be reduced or eliminated.

The license agreement with Ascent Pediatrics is terminable upon specified material breaches by Ascent Pediatrics or us. If the license agreement were terminated, we would no longer have the ability to manufacture or sublicense Orapred.

Ascent Pediatrics has the right under the license agreement to cause the license to become non-exclusive in the event of certain specified breaches by us. If the license becomes non-exclusive, Ascent Pediatrics would be able to commercialize Orapred itself or license it to others, which would reduce our competitive advantage and which could reduce our royalty revenue significantly.

If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our products may be delayed and the credibility of our management may be adversely affected and, as a result, our stock price may decline.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we publicly announce the expected timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. If we do not meet these milestones as publicly announced, the commercialization of our products may be delayed and the credibility of our management may be adversely affected and, as a result, our stock price may decline.

We depend upon our key personnel and our ability to attract, train and retain employees.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of the services of any member of our senior management or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of one or more of our senior executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. While certain of our senior executive officers are parties to employment agreements with us, these agreements do not guarantee that they will remain employed with us in the future. In addition, in many cases, these agreements do not restrict their ability to compete with us after their employment is terminated. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our success depends on our ability to manage our growth.

Our product candidates are intended for patient populations that are significantly larger than either MPS I or MPS VI. In order to continue development and market these products, if approved, we will need to significantly expand our operations. To manage expansion effectively, we need to continue to develop and improve our research and development capabilities, manufacturing and quality capacities, sales and marketing capabilities and financial and administrative systems. Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to manage successfully future market opportunities or our relationships with customers and other third parties.

Growth in our business may also contribute to fluctuations in our operating results, which may cause the price of our securities to decline. Our revenue may fluctuate due to many factors, including changes in:

•	wholesaler buying patterns;

•	reimbursement rates;

•	physician prescribing habits; and

•	the availability or pricing of competitive products.

Changes in methods of treatment of disease could reduce demand for our products and adversely affect revenues.

Even if our drug products are approved, doctors must prescribe treatments that require using those products. If doctors elect a course of treatment which does not include our drug products, this decision would reduce demand for our drug products and adversely affect revenues. For example, if gene therapy becomes widely used as a treatment of genetic diseases, the use of enzyme replacement therapy, such as Naglazyme and Aldurazyme in MPS diseases could be greatly reduced. Changes in treatment method can be caused by the introduction of other companies’ products or the development of new technologies or surgical procedures which may not directly compete with ours, but which have the effect of changing how doctors decide to treat a disease.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities.

We are exposed to the potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceuticals. BioMarin/Genzyme LLC and we maintain insurance against product liability lawsuits for commercial sale of our products and for the clinical trials of our product candidates. Pharmaceutical companies must balance the cost of insurance with the level of coverage based on estimates of potential liability. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products has been unpredictable. Although we believe that our current insurance is a reasonable estimate of our potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, we may be subject to claims in connection with the commercial use of Orapred, our clinical trials and commercial use of Naglazyme and Aldurazyme, or our clinical trials for Kuvan or BH4, for which our insurance coverage may not be adequate.

The product liability insurance we will need to obtain in connection with the commercial sales of our product candidates if and when they receive regulatory approval may be unavailable in meaningful amounts or at a reasonable cost. In addition, while we continue to take what we believe are appropriate precautions, we may be unable to avoid significant liability if any product liability lawsuit is brought against us. If we are the subject of a successful product liability claim that exceeds the limits of any insurance coverage we obtain, we may incur substantial charges that would adversely affect our earnings and require the commitment of capital resources that might otherwise be available for the development and commercialization of our product programs.

If we fail to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products and to continue to expand our product pipeline.

Our competitors compete with us to attract organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. To date, several of our product programs have been acquired through acquisitions, such as Phenylase, and several of our product programs have been developed through licensing or collaborative arrangements, such as Naglazyme, Aldurazyme and Kuvan. These collaborations include licensing proprietary technology from, and other relationships with, academic research institutions. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Several pharmaceutical and biotechnology companies have already established themselves in the field of enzyme therapeutics, including Genzyme, our joint venture partner. These companies have already begun many drug development programs, some of which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our product candidates. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products and to continue to expand our product pipeline.

Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction.

We intend to continue to evaluate potential acquisitions which we believe will complement or enhance our existing business. Risks we may encounter in acquisitions include:

•	the acquisition may not further our business strategy, or we may pay more than the business is worth;

•	we may not realize the anticipated benefits to our business if the acquired products or product candidates are not successful;

•	the costs of developing, launching and marketing acquired products and product candidates may be higher than anticipated;

•	we may have difficulty incorporating the acquired technologies or products with our existing infrastructure;

•	we may be required to establish new capabilities, including new manufacturing and commercial capabilities, which may not be successful;

•	our relationship with current and new employees, customers and distributors could be impaired;

•	our management’s attention may be diverted by transition or integration issues, disrupting our business;

•	our interest expense, leverage and debt service requirements may increase if we incur additional debt to pay for an acquisition; and

•	to the extent that we issue equity securities in connection with future acquisitions, existing stockholders may be diluted.

These factors could cause us to fail to realize the financial and strategic potential of an acquisition or material licensing transaction and cause a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or several concurrent acquisitions.

Risks Related to the Notes and Our Common Stock

The notes will be unsecured and subordinated to our existing and future senior debt, which makes the claims of holders of senior debt senior to the claims of holders of the notes.

The notes will be unsecured and subordinated in right of payment to our existing and future senior debt. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior debt and any secured debt has been paid in full in cash or other payment satisfactory to the holders of such indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior or secured debt and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated debt. The indenture will not limit the creation of additional senior debt, secured debt or any other indebtedness. Any significant additional senior or secured debt incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior debt may, under certain circumstances, restrict or prohibit us from making payments on the notes. As of March 31, 2007, we had $85.4 million in senior debt outstanding. We anticipate that from time to time we may incur additional indebtedness, including senior debt.

The notes contain no financial covenants; therefore, the note holders will not have protection against adverse changes in our business.

The indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture contains only limited protections in the event of a fundamental change. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” permitting holders to require us to repurchase their notes under the indenture.

The notes are effectively subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.

The notes are not guaranteed by our subsidiaries and therefore the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of March 31, 2007, our subsidiaries had no indebtedness outstanding (excluding intercompany debt and liabilities and accounts payable incurred in the ordinary course of business).

We may not have the ability to repurchase notes for cash pursuant to their terms.

In certain circumstances, you may require us to repurchase all or a portion of your notes in cash. If you were to require us to repurchase your notes, including following certain fundamental changes, we cannot assure you that we will be able to pay the amount required in cash. Our ability to repurchase the notes is subject to our liquidity position at the time, and may be limited by law, by the indenture, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. In addition, if we did not have sufficient cash to meet our obligations, while we could seek to obtain third-party financing to pay for any amounts due in cash upon such events, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the notes would constitute an event of default under the indenture under which we issued the notes, which might constitute an event of default under the terms of our other indebtedness at that time.

The make-whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such change in control.

If you convert notes in connection with a fundamental change, we may be required to pay a make-whole premium by increasing the conversion rate. The make-whole payment is described under “Description of the Notes-Make-Whole Premium Upon a Fundamental Change.” While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the make-whole amount is only an approximate of such lost value and may not adequately compensate you for such loss. In addition, in some other cases described below under “Description of the Notes-Make-Whole Premium Upon a Fundamental Change,” there will be no such make-whole premium.

Because your right to require us to repurchase the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline. The term “fundamental change” does not apply to transactions in which 95% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes-Repurchase at Option of Holders Upon a Fundamental Change.”

Sales of the common stock issuable upon conversion of the notes could adversely affect our stock price.

The common stock issuable upon conversion of the notes represents approximately 12% of our outstanding common stock. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock. If you convert your notes into shares of common stock you will be subject to the same dilution as other holders of shares of common stock, including from subsequent conversions of other notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, among others, the issuance of stock dividends on our common stock, the issuance of rights or warrants to acquire shares of our common stock or securities convertible into shares of our common stock, subdivisions and combinations of our common stock, dividends of our capital stock, certain cash dividends and certain tender or exchange offers. The conversion rate will not be adjusted for other events, such as an issuance of shares of common stock for cash, that may adversely affect the trading price of the notes or our common stock. We cannot assure you that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

The U.S. federal income tax consequences of owning the notes is uncertain and accordingly you must rely on your own tax advisors in making a determination to purchase the notes.

The U.S. federal income tax treatment of the conversion of the notes into our common stock is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into our common stock.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. See “Description of the Notes-Conversion Rights.” If the conversion rate is adjusted, under certain circumstances you may be deemed to have received a constructive dividend from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. See “Material U.S. Federal Income Tax Considerations.”

An active trading market for the notes may not develop, and you may not be able to sell your notes at attractive prices or at all.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of shares of our common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriter that it presently intends to make a market in the notes. However, the underwriter is not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriter ceases to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

We expect that the trading price of the notes will be significantly affected by the trading price of our common stock.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. This may result in greater volatility in the trading price of the notes than would be expected for any non-convertible debt securities we may issue. Holders who receive our common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

An adverse rating of the notes may cause their trading prices to fall.

If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our notes.

We are not restricted from issuing additional shares of common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock, and in turn, the price of the notes may decline.

Our stock price may be volatile, and an investment in our stock could suffer a decline in value.

Our valuation and stock price since the beginning of trading after our initial public offering have had no meaningful relationship to current or historical earnings, asset values, book value or many other criteria based on conventional measures of stock value. The market price of our common stock will fluctuate due to factors including:

•	product sales and profitability of Naglazyme, Aldurazyme and royalty payments from sales of Orapred;

•	manufacture, supply or distribution of Naglazyme or Aldurazyme;

•	progress of our product candidates through the regulatory process, particularly Kuvan;

•	results of clinical trials, announcements of technological innovations or new products by us or our competitors;

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the United States and other countries;

•	other government regulatory action affecting our product candidates or our competitors’ drug products in both the U.S. and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	general market conditions and fluctuations for the emerging growth and pharmaceutical market sectors;

•	economic conditions in the U.S. or abroad;

•	broad market fluctuations in the U.S. or in the E.U.;

•	actual or anticipated fluctuations in our operating results; and

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates.

We believe that period-to-period comparisons of our historical results are not necessarily meaningful, and investors should not rely on them as indication of our future performance. To the extent we experience the factors described above, our future operating results may not meet the expectations of securities analysts or investors from time to time, which may cause the market price of our common stock to decline.

In addition, the value of our common stock may fluctuate because it is listed on both the Nasdaq Global Market and SWX Swiss Exchange. Listing on both exchanges may increase stock price volatility due to:

•	trading in different time zones;

•	different ability to buy or sell our stock;

•	different market conditions in different capital markets; and

•	different trading volume.

In the past, following periods of large price declines in the public market price of a company’s securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Anti-takeover provisions in our charter documents, our stockholders’ rights plan and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our anti-takeover provisions include provisions in our certificate of incorporation providing that stockholders’ meetings may only be called by the board of directors and provisions in our bylaws providing that the stockholders may not take action by written consent and requiring that stockholders that desire to nominate any person for election to the board of directors or to make any proposal with respect to business to be conducted at a meeting of our stockholders be submitted in appropriate form to our Secretary within a specified period of time in advance of any such meeting. Additionally, our board of directors has the authority to issue an additional 249,886 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third-party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

In 2002, our board of directors authorized a stockholder rights plan and related dividend of one preferred share purchase right for each share of our common stock outstanding at that time. In connection with an increase in our authorized common stock, our board approved an amendment to this plan in June 2003. As long as these rights are attached to our common stock, we will issue one right with each new share of common stock so that all shares of our common stock will have attached rights. When exercisable, each right will entitle the registered holder to purchase from us one two-hundredth of a share of our Series B Junior Participating Preferred Stock at a price of $35.00 per 1/200 of a Preferred Share, subject to adjustment.

The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. However, the rights may have the effect of making an acquisition of us, which may be beneficial to our stockholders, more difficult, and the existence of such rights may prevent or reduce the likelihood of a third-party making an offer for an acquisition of us.

Our management will have broad discretion in how we use the net proceeds of this offering.

We have not determined the specific allocation of the net proceeds from this offering. Our management will have broad discretion over the use and investment of the net proceeds, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management’s specific intentions. Our management may spend a portion or all of the net proceeds in ways that our securityholders may not desire or that may not yield a favorable return. The failure of our management to apply the net proceeds from this offering effectively could harm our business, financial condition and results of operations.

RATIO OF EARNINGS TO FIXED CHARGES

We present below the ratio of our earnings to our fixed charges, which is computed by dividing earnings before taxes adjusted for fixed charges, minority interest and capitalized interest net of amortization by fixed charges. Fixed charges include interest expense and capitalized interest incurred, plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor, plus amortization of the debt issuance costs.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	*	*	*	*	*

*	For the years ended December 31, 2002, 2003, 2004, 2005 and 2006, no ratios are provided because earnings were insufficient to cover fixed charges. Earnings were inadequate to cover fixed charges by $77.4 million in 2002, $76.4 million in 2003, $187.4 million in 2004, $74.3 million in 2005 and $28.5 million in 2006.

USE OF PROCEEDS

We expect to receive approximately $243.4 million from the sale of our notes in this offering, or $279.9 million if the underwriter exercises its overallotment option in full, after deducting the estimated underwriting discount and offering expenses that we are to pay.

We intend to apply the net proceeds of this offering to fund future business development transactions and for general corporate purposes, including working capital. These business development transactions may include acquisitions or licenses of complementary businesses, technologies or products. While we evaluate acquisition, licensing, investment and similar opportunities and engage in related discussions from time to time, we currently have no material agreements or commitments with respect to any such acquisition, license or investment. We reserve the right, at the sole discretion of our Board of Directors, to reallocate our use of proceeds in response to these and other factors. Until we use the net proceeds of this offering, we intend to invest the funds in investment grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq Global Market and traded on the SWX Swiss Exchange under the symbol “BMRN.” The following table shows the high and low sale prices for our common stock as reported by the Nasdaq Global Market during the periods indicated:

	High	Low
Year Ended December 31, 2004
First Quarter	8.87	7.09
Second Quarter	8.12	5.53
Third Quarter	6.66	4.50
Fourth Quarter	6.49	3.87

Year Ended December 31, 2005
First Quarter	6.41	4.40
Second Quarter	7.77	4.75
Third Quarter	9.47	7.02
Fourth Quarter	11.70	6.94

Year Ended December 31, 2006
First Quarter	15.29	10.55
Second Quarter	14.73	11.55
Third Quarter	16.90	13.38
Fourth Quarter	18.40	14.97

Year Ended December 31, 2007
First Quarter	20.53	15.53
Second Quarter (through April 13, 2007)	18.12	17.16

The last reported sale price of our common stock on the Nasdaq Global Market on April 13, 2007 was $17.70 per share. As of April 11, 2007, there were 80 holders of record of our common stock. Additionally, as of April 11, 2007, options to acquire 10,238,870 shares of our common stock were outstanding under our stock option plans.

CAPITALIZATION

The following table shows:

•	our actual capitalization as of December 31, 2006; and

•

our capitalization as adjusted to give effect to both our issuance and sale of $250,000,000 aggregate principal amount of notes in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of December 31, 2006
(in thousands, except for share and per share data)	Actual	As Adjusted
Cash, cash equivalents and short-term investments	$288,847	$532,226
Long-term debt, including current portion % senior subordinated convertible notes due 2017	$—	$250,000
2.50% senior subordinated convertible notes due 2013	172,500	172,500
3.50% convertible subordinated notes due 2008 (1)	51,440	51,440
Acquisition obligation, net of discount	75,335	75,335

Total long-term debt	299,275	549,275

Stockholders’ equity Common stock, par value $0.001 per share: 150,000,000 shares authorized(2); 91,725,528 shares issued and outstanding, actual and 91,725,528 shares issued and outstanding, as adjusted	$92	$92
Additional paid-in capital	709,359	709,359
Accumulated other comprehensive loss	(25)	(25)
Accumulated deficit	(591,624)	(591,624)

Total stockholders’ equity	$117,802	$117,802

Total capitalization	$417,077	$667,077

(1)	The table above does not reflect the conversion on January 25, 2007 of $51.4 million principal amount of our 3.5% convertible subordinated notes due 2008 into 3,670,599 shares of our common stock.
(2)	On April 13, 2007, our board of directors approved an amendment to our certificate of incorporation to increase our authorized shares of common stock from 150,000,000 to 250,000,000. We intend to submit this amendment to our stockholders for approval at our next annual meeting currently scheduled for June 7, 2007. There can be no assurance that our stockholders will approve this increase.

The table above assumes no exercise of the underwriters’ overallotment option in this offering. In addition, the number of shares of our common stock in the actual and as adjusted columns in the table above excludes:

•

10,374,194 shares of our common stock issuable upon exercise of outstanding options issued under our stock option plans at a weighted average exercise price of $11.75 per share as of December 31, 2006;

•	3,670,599 shares of our common stock issuable upon the conversion of our $51.4 million 3.50% convertible subordinated notes due 2008;

•	10,404,101 shares of our common stock issuable upon the conversion of our $172.5 million aggregate principal amount of 2.50% senior subordinated convertible notes due 2013; and

•	shares of common stock reserved for issuance upon conversion of the senior subordinated convertible notes being offered by us in this offering.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to finance operations and the expansion of our business and do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

DESCRIPTION OF THE NOTES

This description highlights some information concerning the notes to be sold in this offering. We have included in this description what we believe is the most important information concerning the notes. However, this description may not contain all of the information that is important to you. Important information is incorporated by reference into this prospectus supplement. To understand the notes fully, you should read carefully the entire prospectus supplement and the accompanying prospectus, including “Risk Factors,” the incorporated consolidated financial statements and related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

The notes will be issued under a second supplemental indenture, between us and Wilmington Trust Company, as trustee, which supplements the indenture dated as of March 29, 2006. We refer to the second supplemental indenture together with the indenture, as the indenture. Copies of the form of indenture and the notes will be made available to prospective investors in the notes upon request to us.

We have summarized portions of the indenture and the notes below. This summary is not complete and is subject to, and qualified by references to, all of the provisions of the indenture and the notes. We urge you to read the indenture and the notes because they define your rights as a holder of the notes. Capitalized terms not defined in this description have the meanings given them in the indenture. In this section, “BioMarin,” “we,” “our” and “us” each refers only to BioMarin Pharmaceutical Inc. and not to any existing or future subsidiary.

General

The notes are our unsecured, senior subordinated obligations and are convertible into our common stock as described under “—Conversion Rights” below. The notes are limited to an aggregate principal amount of $250,000,000 (or $287,500,000 if the underwriter exercises its overallotment option in full) and will mature on April     , 2017.

The notes bear interest at the rate of     % per year from the date of issuance of the notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on April      and October      of each year, commencing October     , 2007 to holders of record at the close of business on the preceding April      and October     , respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or purchase by us at the option of the holder of a note, interest ceases to accrue on the note under the terms of, and subject to the conditions of, the indenture.

Principal is payable, and notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt (as defined below) or other indebtedness, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under “—Make-Whole Premium Upon a Fundamental Change” and “—Repurchase at Option of Holders Upon a Fundamental Change” below.

Ranking

The notes will be unsecured obligations and will be:

•	subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior debt,

•

equal in right of payment with all of our existing and future senior subordinated debt, including, without limitation, our $172.5 million aggregate principal amount of 2.50% senior subordinated convertible notes due 2013, and

•	senior in right of payment to all of our existing and future subordinated debt.

As of March 31, 2007, we had $85.4 million of senior debt outstanding. The indenture does not restrict the incurrence by us or our existing or future subsidiaries of indebtedness or other obligations. The term “senior debt” means all the:

•	principal of,

•	premium, if any, on,

•

interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on,

•	rent payable on,

•	termination payments with respect to or in connection with, and

•	fees, costs, expenses and other amounts accrued or due on or in connection with,

our Indebtedness (as defined below), whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the preceding, except for:

•

any Indebtedness that by its terms expressly provides that such Indebtedness shall not be senior in right of payment to the notes or expressly provides that such Indebtedness is equal with or junior in right of payment to the notes, and

•	any Indebtedness between or among us or any of our subsidiaries, a majority of the voting stock of which we directly or indirectly own.

The term “senior subordinated debt” means, with respect to us, the notes and any other Indebtedness of ours that specifically provides that such Indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligations of ours that is not senior Indebtedness.

The term “Indebtedness” means, with respect to any person:

•	all indebtedness, obligations and other liabilities, contingent or otherwise, of that person:

1.	for borrowed money, including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

2.	evidenced by bonds, notes or other instruments for the payment of money, or

3.	incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

•

all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

•	all obligations and liabilities, contingent or otherwise, in respect of:

1.	leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and

2.	any lease or related documents, including a purchase agreement, in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

•

all obligations of such person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

•

all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in the first four bullet points above;

•

any indebtedness or other obligations described in the first four bullet points above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

•

any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in any of the six bullet points above.

Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

The indenture will provide that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt before we make any payments of principal of, or premium, if any, and interest on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

The indenture will further provide that if any default by us has occurred and is continuing in the payment of principal of, premium, if any, or interest on, rent or other payment obligations in respect of, any senior debt, then no payment shall be made on account of principal of, premium, if any, or interest on the notes until all such payments due in respect of that senior debt have been paid in full in cash or other payment satisfactory to the holders of that senior debt.

Because of these subordination provisions, if we become insolvent, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to receive assets of our existing subsidiaries or any future subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. There are no restrictions in the indenture on the ability of our existing subsidiaries or any future subsidiaries to incur indebtedness or other liabilities. As of April 13, 2007, our existing subsidiaries had no indebtedness outstanding (excluding intercompany debt and liabilities and accounts payable in the ordinary course of business).

We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee on terms reasonably satisfactory to it against any losses, liabilities or expenses it incurs in connection with its duties relating to the notes. The trustee’s claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Conversion Rights

Holders may convert their notes into shares of our common stock at any time prior to the close of business on the second business day immediately preceding the stated maturity date, unless the notes have been previously repurchased. For each $1,000 principal amount of the notes surrendered for conversion, a holder may convert any outstanding notes into our common stock at an initial conversion rate of              shares of our common stock per note, equal to an initial conversion price of approximately $            . Upon conversion in connection with a fundamental change, other than a fundamental change described under clause (3) of the definition of a change in control described below under “—Repurchase at Option of Holders Upon a Fundamental Change,” we will pay a make-whole premium to holders of notes upon the conversion of their notes.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the amount of notes converted is an integral multiple of $1,000 principal amount.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless in certain circumstances such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and our obligation to pay accrued and unpaid interest. As a result, any accrued but unpaid interest to the conversion date is deemed to be cancelled, extinguished and forfeited upon conversion. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see “Material U.S. Federal Income Tax Considerations.”

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice (which, if applicable, must comply with the applicable procedures of The Depository Trust Company, or DTC), together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the notes into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day, following the conversion date. The trustee will initially act as the conversion agent.

If a holder has already delivered a purchase notice as described under “— Repurchase at Option of Holders Upon a Fundamental Change” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Holders may surrender their notes for conversion into shares of our common stock at the applicable conversion rate at any time prior to the close of business on the second business day immediately preceding the stated maturity date. The notes and the shares issuable upon conversion of the notes will be registered under the Securities Act on the date the notes are issued.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note, or (3) if conversion occurs after the last record date prior to the maturity date.

Adjustment of Conversion Rate

The initial conversion rate will be adjusted for certain events, including:

•	the issuance of our common stock as a dividend or distribution on our common stock;

•	certain subdivisions and combinations of our common stock;

•

the issuance to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

•

the dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

•	payments to holders of our common stock above the then-prevailing market price pursuant to a tender or exchange offer made by us or any of our subsidiaries.

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in the fourth bullet point above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

If any adjustment of the conversion rate would be less than 1% of the then effective rate, such adjustment shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with the original adjustment shall aggregate at least 1% of the then effective conversion rate; provided, however, that any carry forward amount shall be paid to the holder upon conversion regardless of the 1% threshold.

Under the provisions of our Rights Agreement (as defined below) holders will receive, and if we implement a new stockholder rights plan, this new rights plan must provide that upon conversion of the existing notes the holders will receive, in addition to the common stock issuable upon such conversion, the rights under such rights plan unless the rights have separated from the common stock before the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the case of:

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination,

•	a consolidation, merger or combination involving us,

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, or

•	any statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of such transaction.

In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to elect the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the plurality of notes held by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline of elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections) by issuing a press release and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holder of the notes may be given the opportunity to make subsequent similar determinations in regard to such delayed effective date.

If we make a distribution of property to holders of our common stock that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion rate is increased, this increase would generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we may offset any such withholding tax applicable to non-U.S. holders against cash payments of interest payable on the notes. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Dividends” and “—Consequences to Non-U.S. Holders—Dividends.”

We may from time to time, to the extent permitted by law, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Make-Whole Premium Upon a Fundamental Change

If a fundamental change, other than a fundamental change described under clause (3) of the definition of a change of control described below under “—Repurchase at Option of Holders Upon a Fundamental Change,” occurs, we will pay a make-whole premium upon the conversion of the notes in connection with any such transaction by increasing the conversion rate on such notes. The make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. The make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, referred to as the “effective date,” and the price, referred to as the “stock price” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price shall be the average closing sale price of our common stock for the 15 trading days immediately prior to but not including the effective date.

The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Effective Date
Stock Price on Effective Date	4/ /07	4/ /08	4/ /09	4/ /10	4/ /11	4/ /12	4/ /13	4/ /14	4/ /15	4/ /16	4/ /17

The hypothetical stock prices and additional share amounts set forth above are based on a common stock price of $             per share on April     , 2007 and an initial conversion price of $            per share.

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $ per share, subject to adjustment as described below, no make-whole premium will be paid.

•	if the stock price on the effective date is less than $ per share, subject to adjustment as described below, no make-whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Rights,” other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.

A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 20 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related repurchase date. We will notify holders of notes of the anticipated effective date of any fundamental change as promptly as practicable following the date we publicly announce such fundamental change, but in no event less than 20 days prior to such date.

Notwithstanding the foregoing, in no event will the conversion rate exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate with respect to the events described under “—Conversion Rights—Adjustment of Conversion Rate.”

The additional shares will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to pay the make-whole premium may constitute a penalty under applicable contract law, and therefore its enforceability cannot be assured.

Repurchase at Option of Holders Upon a Fundamental Change

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of the occurrence of a fundamental change at a repurchase price, payable in cash, equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

As promptly as practicable following the date we publicly announce such transaction, but in no event less than 20 days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver prior to or on the 30th day after the date of our notice irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in a newspaper of general circulation in New York City or on our website, or through such other public medium as we deem appropriate at that time.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

(1)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(2)	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•

any transaction pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•

any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

(3)	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

(4)	our stockholders pass a resolution approving a plan of liquidation or dissolution.

However, a change in control will not be deemed to have occurred if, in the case of a merger or consolidation, at least 95% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the U.S.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full.

Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior debt. See “—Ranking” above.

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as our stockholders (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of our common stock), except in limited circumstances described above under “—Adjustment of Conversion Rate.”

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without responsibility for independent verification thereof. The trustee will forward our calculations to any holder of notes upon written request.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the U.S. or any of its political subdivisions provided that:

•	the surviving entity assumes all our obligations under the indenture and the notes, as provided in the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing;

•

if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the notes and the indenture; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Reporting Obligations

We will file in a timely fashion all reports and other information and documents which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and deliver such reports to the trustee within 15 days after we are required to file such reports with the SEC. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 90 days after the end of each fiscal year, we will deliver to the trustee an officer’s certificate stating whether the signatory knows of any default or event of default under the indenture, and describe any default or event of default and the efforts to remedy the same.

Events of Default

Each of the following will constitute an event of default under the indenture:

•

our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to pay an installment of interest on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

•

our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares, are required to be delivered following conversion of a note, and that failure continues for 10 days;

•

our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•

our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $10.0 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $10.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our failure to give you notice of your rights to require us to repurchase your notes upon a fundamental change; and

•	certain events of our bankruptcy, insolvency or reorganization.

If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the notes and the interest thereon shall automatically become immediately due and payable. If an event of default occurs and is continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders, with written notice to the trustee, of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding, subject to the provisions of the indenture.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture with respect to SEC filings that are described above under the caption “— Reporting Obligations,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 1.0% of the outstanding principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 180th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

The holders of a majority in aggregate principal amount of notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the notes;

•	in respect of the conversion rights of the notes; or

•

in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each note affected as described in “—Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the notes to pursue remedies with respect to the indenture and the notes are subject to a number of additional requirements set forth in the indenture.

The right of any holder:

•

to receive payment of principal, premium, if any, the change of control purchase price or interest, in respect of the notes held by that holder on or after the respective due dates expressed in the notes;

•	to convert those notes; or

•	to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the notes and the right to convert;

will not be impaired or affected without that holder’s consent.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any repurchase obligation.

We are required to furnish annually to the trustee a written statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•

providing for conversion rights of holders of notes if any recapitalization, reclassification or change of our common stock or any consolidation, merger or sale, conveyance or lease of all or substantially all of our assets or a statutory share exchange occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•

curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect; and provided further, that no modification or amendment made to conform the indenture or the notes to this “Description of the Notes,” shall be deemed to adversely affect the interests of the holders of the notes; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and non-compliance by us with any provision of the indenture or the notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note;

•	reduce the principal amount of, or any premium, if any, on any note;

•	reduce the interest rate or interest on any note;

•	change the currency of payment of principal of, premium, if any, or interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any note;

•	modify our obligations to maintain an office or agency in New York City;

•

except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, adversely affect the conversion rights of holders of the notes;

•	adversely affect the repurchase option of holders upon a fundamental change;

•	modify the subordination provisions of the notes in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•

reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in New York City, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Book-Entry System

We will issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called participants) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the indirect participants) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriter. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security. Accordingly, the ability to transfer beneficial interests in the notes represented by the global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having a beneficial interest in notes represented by the global security to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Owners of beneficial interests in global securities who desire to convert their interests for common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will convert global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if all outstanding notes will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity.

Form, Denomination and Registration

The notes are being issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Notices

Except as otherwise provided in the indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the note register.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

Wilmington Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investors Services LLC is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (Code), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (IRS), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who purchase notes upon their initial issuance at their initial issue price and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities, except to the extent specifically set forth below;

•	persons who hold the notes or common stock through S-corporations, partnerships or other passthrough entities;

•	certain former citizens or former long-term residents of the U.S.;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar;

•	persons who hold the notes or common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the notes and common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or the common stock. Certain consequences to non-U.S. holders of the notes or common stock are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of our notes or our common stock that is:

•	an individual citizen or resident of the U.S.;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds our notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership (or member of a limited liability company) holding the notes, you should consult your own tax advisor.

Payment of Interest

Generally, you will be required to include interest paid on the notes as ordinary income at the time it is paid or accrued, depending upon your regular method of tax accounting.

We note that, in certain circumstances, additional payments (including, without limitation, the make-whole premium) may be made with respect to the notes in excess of stated principal and interest. See “—Make-Whole Premium upon a Fundamental Change.” We further note that, in certain circumstances, an adjustment of the conversion rate may be made. See “—Adjustment of Conversion Rate.” We are taking the position that the likelihood of occurrence of the circumstances requiring such additional payment or conversion rate adjustment is “remote” within the meaning of applicable Treasury Regulations and that the notes are not subject to the contingent payment debt rules. Our determination that such contingencies are remote is binding on you for federal income tax purposes unless you disclose your contrary position in a timely filed tax return for the taxable year in which you acquired a note. Assuming our position is respected, U.S. holders would be required to include in income the amount of any such additional payment at the time such payment is received or accrued according to each holder’s regular method of tax accounting. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of the issuance of the notes (which is not expected to be significantly higher than the yield provided by the stated interest on the notes) and to treat as ordinary income, rather than capital gain, any gain recognized on a sale or exchange of a note. Please note that the tax consequences of this methodology are uncertain and subject to challenge by the IRS. You should consult your own tax advisors with respect to the tax considerations related to such payments or potential payments and the potential application of the contingent payment debt rules to the notes and the consequences thereof.

Sale, Exchange or Repurchase of the Notes

Upon the sale, exchange, conversion or repurchase of a note, you generally will recognize capital gain or loss equal to the difference between the amount you receive (including the amount of cash and the fair market value of any property) and your adjusted tax basis in the notes. A portion of the proceeds may be attributable to accrued interest and should not be taken into account when computing capital gain or loss. Instead, that portion should be recognized as ordinary interest income to the extent such accrued interest has not been previously included in income. Any gain you recognize generally will be treated as long-term capital gain or loss if you held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Special rules apply in determining the tax basis of a note. Your basis in a note will generally equal your original purchase price for the notes, increased by interest you previously accrued on the notes, before taking into account any adjustments, and reduced by the amount of any payments made with respect to such accrued interest.

Conversion of the Notes

You should not recognize gain or loss upon conversion of the notes into our common stock, except with respect to any cash received in lieu of fractional shares. The receipt of cash for fractional shares generally will result in the recognition of gain or loss equal to the difference between the cash received and your adjusted tax basis in the fractional share.

Your tax basis in common stock received upon conversion of a note will generally equal your adjusted tax basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share. Your holding period for the common stock received will generally include the holding period for the note converted.

Constructive Dividends

U.S. holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “—Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Dividends

Distributions, if any, made on our common stock held by you in connection with the conversion of the notes generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. With respect to non-corporate taxpayers for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale or Exchange of Common Stock

Upon the sale or exchange of our common stock held by you in connection with the conversion of the notes, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale or exchange. Your adjusted tax basis and holding period in common stock received in connection with the conversion of notes are determined as discussed above under “—Conversion of the Notes.” Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding (which is currently imposed at a 28% rate) on payments of interest on the notes, dividends on common stock and proceeds from the sale or other disposition of the notes or common stock. Backup withholding should only be imposed where the noncorporate U.S. holder is not otherwise exempt and:

•	fails to furnish its taxpayer identification number (TIN);

•	furnishes an incorrect TIN;

•	is notified by the IRS that he or she has failed to properly report payments of interest or dividends;

•

under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding; or

•	the IRS otherwise requires us to backup withhold.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our notes that is not a U.S. holder.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in their particular circumstances.

Payments of Interest

Generally, all payments of interest made to you on the notes will be subject to a 30% U.S. federal withholding tax. However, the interest may be exempt from withholding tax if it qualifies as “portfolio interest.” You may be entitled to the exemption if:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person, which certification may be made on an IRS Form W-8BEN or successor form, or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest, or payments treated as interest, on the notes, unless you provide us with a properly executed (i) IRS Form W-8BEN or successor form claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI or successor form stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with your conduct of that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. person as defined under the Code, although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower rate as may be prescribed under an applicable U.S. income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S. For this purpose, interest, including original issue discount, will be included in your earnings and profits.

Conversion of the Notes

A non-U.S. holder will generally avoid any tax on the conversion of the notes in the same manner as a U.S. holder. See “Consequences to U.S. Holders—Conversion of the Notes” above.

Sale, Exchange or Other Disposition of Notes or Common Stock

Any gain that a non-U.S. holder realizes upon the sale, exchange or other disposition of our notes (except to the extent a portion is attributable to accrued interest) or our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition and certain conditions are met; or

•

in the case of common stock, we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable U.S. income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the U.S. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock.

Constructive Dividends

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend. See “Consequences to U.S. Holders—Constructive Dividends” above. Any constructive dividend deemed paid to a non-U.S. holder will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. It is possible that U.S. federal tax on the constructive dividend would be withheld from interest paid to the non-U.S. holder of the notes. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Dividends

In general, dividends, if any, received by a non-U.S. holder with respect to our common stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. As discussed above, certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Backup Withholding and Information Reporting

In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or of a share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is the underwriter in connection with this offering. Subject to the terms and conditions described in a purchase agreement among us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, all of the notes sold under the purchase agreement.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of these liabilities.

The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, and other conditions contained in the purchase agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its overallotment option.

	Per Note		Without Option	With Option
Public offering price	$		$	$
Underwriting discount		$	$	$
Proceeds, before expenses, to us		$	$	$

The estimated expenses of this offering, not including the underwriting discount, payable by us, will be approximately $375,000.

In compliance with the guidelines of the National Association of Securities Dealers (NASD), the maximum consideration or discount to be received by any NASD member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

Overallotment Option

We have granted to the underwriter an option to purchase up to an additional $37,500,000 in aggregate principal amount of notes at the public offering price less the underwriting discount, solely to cover any overallotments. The purchase of these additional notes must close by the date that is 13 days from, and including the date of closing of, the purchase of the initial notes.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these individuals have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any of our common stock;

•	sell any option or contract to purchase any of our common stock;

•	purchase any option or contract to sell any of our common stock;

•	grant any option, right or warrant for the sale of any of our common stock;

•	otherwise dispose of or transfer any of our common stock;

•	file a registration statement related to our common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

•	bona fide gifts;

•

trusts for the direct or indirect benefit of the individuals subject to the 90 day restriction or the immediate family of any such individual (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), provided that

(1) Merrill Lynch receives a signed lock-up agreement for the balance of the 90 day restriction period from each donee, trustee, distributee, or transferee, as the case may be,

(2) any such transfer shall not involve a disposition for value,

(3) such transfers are not required to be reported in any public report or filing with the SEC, or otherwise, and

(4) the individual subject to the lockup does not otherwise voluntarily effect any public filing or report regarding such transfers; or

•	sales pursuant to previously established 10b5-1 trading plans.

Additionally, the 90 day restriction does not apply to the exercise of stock options held by directors and officers (provided that the shares of common stock received upon exercise shall continue to be restricted by the lockup agreement).

Furthermore, we and our officers and directors subject to the restriction may sell shares of our common stock purchased on the open market following this offering if and only if (i) such sales are not required to be reported in any public report or filing with the SEC, or otherwise, and (ii) a public filing or report regarding such sales is not otherwise voluntarily made.

Notwithstanding the foregoing, if:

•	during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the 90-day period, we announce that we will release earnings results or we become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day period, the lockup restrictions will continue to apply until the expiration of the 18-day period beginning on our issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merrill Lynch waives, in writing, such extension.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock. It also applies to common stock owned or acquired during the lockup period by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriter has advised us that it presently intends to make a market in the notes after completion of this offering. However, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Our shares of common stock are listed on the Nasdaq Global Market under the symbol “BMRN.”

Price Stabilization and Short Positions

In connection with the offering, the underwriter is permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriter creates a short position in the notes in connection with the offering, i.e., if it sell more notes than are on the cover page of this prospectus, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter or its affiliates has in the past and may in the future provide us with investment banking and advisory services. In particular, the underwriter provided advisory services to us in connection with our Orapred licensing agreement in March 2006, and was the sole underwriter in the July 2005 public offering of our common stock and the sole book-running manager in the March 2006 concurrent public offering of our common stock and 2.50% senior subordinated convertible notes. Merrill Lynch, Pierce, Fenner & Smith Incorporated has received customary fees for these transactions.

From time to time, the underwriter and certain of its affiliates may in the future engage in transactions with, and perform investment banking and/or commercial banking services, for us and our affiliates in the ordinary course of business.

Transfer Agent

The transfer agent for our common stock is Mellon Investor Services LLC.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter of this offering. Other than the electronic prospectus, the information on the website of the underwriter is not part of this prospectus. The underwriter may agree to allocate a number of notes to itself for sale to its online brokerage account holders.

LEGAL MATTERS

Certain legal matters relating to the issuance of the notes offered by this prospectus supplement will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, San Francisco, California. Latham & Watkins LLP, Costa Mesa, California, is counsel to the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements and financial statement schedule II of BioMarin Pharmaceutical Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and, with respect to the consolidated financial statements as of December 31, 2006 and 2005, and for the years then ended, PricewaterhouseCoopers LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firms as experts in accounting and auditing. Our report on the consolidated financial statements refers to BioMarin Pharmaceutical Inc.’s adoption of SFAS No. 123, Share-Based Payment, effective January 1, 2006.

The consolidated financial statements of BioMarin/Genzyme LLC as of December 31, 2006 and 2005, and for the years then ended included in our Annual Report on Form 10-K, which are incorporated by reference in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

BioMarin Pharmaceutical Inc.

Common Stock

Debt Securities

We may offer and sell, from time to time in one or more offerings:

•	shares of our common stock;

•	our unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities; or

•	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus. A prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell securities unless it includes a prospectus supplement.

Our principal executive offices are located at 105 Digital Drive, Novato, California 94949, and our telephone number is (415) 506-6700.

Our common stock is quoted on the Nasdaq National Market and traded on the SWX Swiss Exchange under the symbol “BMRN”. On March 17, 2006, the closing sale price for our common stock as quoted on the Nasdaq National Market was $14.43 per share.

Investing in our securities involves various risks. See the sections entitled “ RISK FACTORS” on page 1 and “ NOTE REGARDING FORWARD-LOOKING STATEMENTS” on page 2. Additional risks associated with an investment in us as well as with the particular types of securities will be described in the related prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2006.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, under a “shelf” registration process. Under this shelf registration process, we may sell from time to time in one or more offerings the following securities:

•	shares of our common stock;

•	our unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities; or

•	any combination of the foregoing.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. Any prospectus supplement and any pricing supplement may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, any prospectus supplement and any pricing supplement, in addition to the information described below under “Information Incorporated By Reference.”

This prospectus does not contain all of the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, if any, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our expectations with respect to regulatory submissions and approvals and our clinical trials;

•	our expectations with respect to our collaborations with Serono S.A. and Genzyme Corporation; and

•	our estimates regarding our capital requirements and our need for additional financing.

The words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “may”, “plans”, “projects”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have identified some of the important factors that could cause future events to materially differ from our current expectations and they are described in this prospectus and any prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statement.

BIOMARIN PHARMACEUTICAL INC.

We develop and commercialize innovative biopharmaceuticals for serious diseases and medical conditions. We select product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market. Our product portfolio is comprised of three approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for the treatment of mucopolysaccharidosis VI, a product wholly developed and commercialized by us, Aldurazyme® (laronidase) for the treatment of mucopolysaccharidosis I. Additionally, we have rights to receive payments and royalties related to Orapred® (prednisolone sodium phosphate oral solution) for the treatment of inflammatory conditions. Investigational product candidates include Phenoptin™ (sapropterin hydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. The address of our internet site is http://www.BMRN.com. We make free of charge on or through our internet site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Other than the electronic prospectus, the information on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus and any accompanying prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of Securities Exchange Act of 1934, as amended (the Securities Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 7, 2006, as amended by Form 10-K/A, as filed with the SEC on March 20, 2006;

•	Our Current Reports on Form 8-K, as filed with the SEC on January 30, 2006, February 28, 2006 and March 15, 2006; and

•

The description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on July 15, 1999, including any amendment or report filed for the purpose of updating such description.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

BioMarin Pharmaceutical Inc.

Attention: Susan Ferris

105 Digital Drive

Novato, CA 94949

(415) 506-6700

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superceded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supercedes or replaces such statement. Any statement so modified, superceded or replaced shall not be deemed, except as so modified, superceded or replaced, to constitute a part of this prospectus.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus to repay or refinance debt, and for working capital, capital expenditures and other general corporate purposes. We may also use the proceeds to fund acquisitions of businesses, technologies or product lines that complement our current business. However, we currently have no commitments or agreements for any specific acquisitions. We have not identified the precise amounts we plan to spend on each of these areas or the timing of these expenditures. Accordingly, our management will have significant flexibility in applying these proceeds.

GENERAL DESCRIPTION OF SECURITIES

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, in one or more offerings:

•	shares of our common stock, par value $0.001 per share;

•	our unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities; or

•	any combination of the foregoing.

We may issue the debt securities as exchangeable for and/or convertible into shares of our common stock. The common stock and the debt securities are collectively referred to herein as the securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The securities involve various risks that we will describe in a section entitled “Risk Factors” that will be included in each prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized common stock consists of 150,000,000 shares, $0.001 par value per share. At March 14, 2006, there were 74,748,424 shares of our common stock issued and outstanding. The approximate number of stockholders of record of our common stock as of March 14, 2006 was 89.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of us, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and no right to cumulate votes in the election of directors. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Our board of directors has adopted our stockholder rights plan, which provides for a dividend distribution of one right on each outstanding share of the common stock. Each right entitles stockholders to buy 1/200th of a share of our Series B Junior Participating Preferred Stock (Series B Preferred Stock) at an exercise price of $35, subject to adjustment. The rights will generally become exercisable following the tenth day after a person or group acquires 15% or more of the common stock, or announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15% or more of the common stock. We will generally be entitled to redeem the rights at $0.001 per right at any time on or before the tenth day following acquisition by a person or group that acquires 15% or more of the common stock. The plan will expire on September 23, 2012.

The Series B Preferred Stock is entitled to a liquidation preference equal to the lesser of $10,000 per share or 200 times the liquidation payment on the common stock and a quarterly dividend equal to the lesser of $0.01 per share or 200 times the dividend, if any, declared on the common stock. The Series B Preferred Stock is entitled to 200 votes per share and will vote together with the common stock.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement or a pricing supplement. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Our debt securities will be our direct obligations and they may be secured or unsecured, senior or subordinated indebtedness. We may issue our debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture must be in the form filed as an exhibit to the Registration Statement containing this prospectus or in a form incorporated by reference to this prospectus in a post-effective amendment to the Registration Statement or a Form 8-K. The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Because this description of debt securities is a summary, it does not contain all the information that may be important to you. You should read all provisions of our indenture and our debt securities to assure that you have all the important information you need to make any required decisions. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the form of indenture.

TERMS

The particular terms of any series of our debt securities will be described in a prospectus supplement. Additionally, any applicable modifications of or additions to the general terms of our debt securities described in this prospectus and in the applicable indenture will also be described in a prospectus supplement. Accordingly, for a description of the terms of any series of our debt securities, you must refer to both the prospectus supplement relating to those debt securities and the description of the debt securities set forth in this prospectus. If any particular terms of our debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then those terms as set forth in the relevant prospectus supplement will control.

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in a Board of Directors resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

EXCHANGE OF SECURITIES

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.    You may transfer or exchange certificated debt securities with the Registrar’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities And Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (we shall refer to these persons as participants) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor Depositary registered as a clearing agency under the Securities Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

COVENANTS

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

CONSOLIDATION, MERGER AND SALE OF ASSETS

Unless we provide otherwise in the applicable prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”), and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

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the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

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immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

EVENTS OF DEFAULT

Unless we provide otherwise in the applicable prospectus supplement, “event of default” means with respect to any series of debt securities, any of the following:

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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of our bankruptcy, insolvency or reorganization;

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default under any of our debt created under the indenture (including a default with respect to any debt security of a different series) or of our subsidiaries, if (1) such default results from the failure to pay any such debt when it becomes due, (2) the principal amount of our debt created under the indenture, together with the principal amount of any other such debt in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $10.0 million or more at any one time outstanding, and (3) such debt is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice to us by the holder or holders of such debt in the manner provided for in the applicable debt instrument; or

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time, including, without limitation, our 3.50% convertible subordinated notes due 2008, and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under “Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless we provide otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

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the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

Unless we provide otherwise in the applicable prospectus supplement, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

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make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and the right of holders to institute suit for the enforcement of such payment; the right of holders to waive past defaults; the right of holders of a specified principal amount of debt securities which are denominated in a foreign currency to be deemed for the purposes of taking action under the indenture, that amount of U.S. dollars at the Market Exchange Rate; certain terms regarding judgments in foreign currencies; or to amend the limitations described in this bullet point; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

Legal Defeasance.    The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged 90 days after the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations (as described at the end of this section), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.    The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with the restrictive covenants of the indenture entitled SEC Reports, Compliance Certificate, Stay, Extension and Usury Laws, Corporate Existence, Taxes and When We May Merge, Etc., as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture. The conditions include:

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depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

•	such deposit does not result in a breach or constitute a default under the indenture or any other agreement to which we are a party;

•	no default or event of default with respect to the debt securities shall have occurred and be continuing on the date of deposit or during the period ending 90 days after such date; and

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delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.    In the event we exercise our option, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

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direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

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obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

CONVERSION AND EXCHANGE RIGHTS

The debt securities may be exchanged for and/or converted into shares of common stock, shares of preferred stock or other securities. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of the debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

GOVERNING LAW

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of securities offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of these methods.

The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in a prospectus supplement are underwriters of the securities offered by such prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the applicable prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the applicable prospectus supplement. Unless the applicable prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Until the distribution of securities is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of more shares than are listed on the cover of this prospectus supplement. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may reduce the short position by purchasing shares in the open market, or by exercising all or part of any over-allotment option which may be granted to them. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

Similar to the other purchase transactions, the underwriters’ purchases of the securities to stabilize their price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, 25th Floor, Los Angeles, California, is giving us an opinion on the validity of the securities we are offering in this prospectus.

EXPERTS

The consolidated financial statements and financial statement schedule II as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated by reference herein and upon the authority of said firms as experts in accounting and auditing.

The consolidated financial statements of BioMarin/Genzyme LLC as of December 31, 2005 and for the years ended December 31, 2005 and 2003 included in our Annual Report on Form 10-K, which are incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. In addition, such financial statements, to the extent they have been incorporated in the financial statements of BioMarin Pharmaceutical Inc., have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

$250,000,000

    % Senior Subordinated Convertible Notes due 2017

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

April     , 2007